Exhibit 10.3

TERMINATION OF MANAGEMENT AGREEMENT

This TERMINATION OF MANAGEMENT AGREEMENT (this “Termination Agreement”) is made effective as of May 20, 2026 (the “Effective Date”), by and among AMERICAN HOSPITALITY PROPERTIES REIT II, INC., a Delaware corporation (the “Company”), AHP REIT II OP, LP, a limited partnership (the “Operating Partnership”), and PHOENIX AMERICAN HOSPITALITY, LLC, a Delaware limited liability company (the “Manager”).

BACKGROUND

Prior to the Effective Date, the Manager, the Company, and the Operating Partnership entered into that certain Management Agreement, dated as of August 2023 (the “Agreement”). The Operating Partnership never filed a certificate of formation in any state or other jurisdiction and has never conducted any business or operations. The parties to the Agreement have mutually agreed to terminate the Agreement as set forth herein.

AGREEMENTS

In consideration of the mutual covenants and promises contained herein, and for other good, adequate and sufficient consideration, the receipt and adequacy of which are hereby expressly acknowledged, the parties hereto hereby agree as follows:

1. Termination of the Agreement. As of the Effective Date, the Agreement is hereby terminated and shall be of no further force or effect. Each of the parties hereto hereby acknowledges and agrees that no fee, payment, or other compensation of any kind (including, without limitation, any termination fee or management fee) is or shall be due or payable by any party to any other party in connection with this termination of the Agreement.

2. Orderly Transition. The Manager hereby agrees to use its best efforts to cooperate with the Company to provide an orderly transition of the management and advisory functions that the Manager previously provided under the Agreement from the Manager to the Company and/or its designee, including, without limitation, (i) paying over to the Company all money collected and held for the account of the Company pursuant to the Agreement, if any, (ii) delivering to the Board of directors of the Company (the “Board”) a full accounting, including a statement showing all payments collected by the Manager and a statement of all money held by the Manager, covering the period following the date of the last accounting furnished to the Board, and (iii) delivering to the Board all assets and documents of the Company then in the custody of the Manager.

3. Accrued Fees, Advances and Reimbursable Expenses.

a. Following the Effective Date of this Termination Agreement, the Company and the Manager agree to engage in good faith negotiations to determine any remaining documented and unpaid accrued fees and expense reimbursements owed by the Company to the Manager pursuant to the Agreement, as well as documented advances made by the Manager to the Company, in each case validly owed under the Agreement (collectively, the “Accrued Amounts”). Each of the Company and the Manager shall act honestly and fairly, provide necessary, relevant and appropriate documentation to the other party, and negotiate in good faith to reach, within sixty (60) days following the Effective Date, an equitable resolution with respect to (i) the aggregate amount of the Accrued Amounts, (ii) the form of consideration to be used in satisfying the Accrued Amounts, and (iii) the timing and other terms and conditions of payment or satisfaction of the Accrued Amounts.

b. The Company hereby acknowledges and agrees that this Termination Agreement shall not terminate any hotel management agreements between the Company’s subsidiaries and the Manager or its affiliates.

4. Acknowledgment Regarding Operating Partnership. Each of the parties hereto acknowledges and agrees that the Operating Partnership never filed a certificate of formation in any state or other jurisdiction, has never conducted any business or held any assets, and has no obligations or liabilities under the Agreement or otherwise. The Operating Partnership is included in this Termination Agreement solely for the purpose of effecting a complete termination of the Agreement, and its execution hereof shall not be construed as a representation that the Operating Partnership was validly formed or existed at any time under Delaware law.

5. Modification. This Termination Agreement shall not be changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by the Company and Manager, or their respective successors or permitted assigns.

6. Severability. The provisions of this Termination Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

7. No Survival. Notwithstanding Section 13.04 in the Agreement or anything to the contrary in the Agreement, the parties hereto acknowledge and agree that no provisions of the Agreement shall survive the termination effected hereby.

8. Construction. The provisions of this Termination Agreement shall be construed and interpreted in accordance with the laws of the state of Delaware.

9. Entire Agreement. This Termination Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

10. Binding Effect. This Termination Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective representatives, successors and assigns.

11. Counterparts. This Termination Agreement may be executed in any number of counterparts (including by PDF or other electronic means), each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Termination Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

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IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the date and year first above written.

AMERICAN HOSPITALITY PROPERTIES REIT II, INC., a Delaware corporation

By:	/s/ Joseph Reardon
Name:	Joseph Reardon
Title:	President

AHP REIT II OP, LP, a limited partnership

By:	/s/ W.L. “Perch” Nelson
Name:	W.L. “Perch” Nelson

PHOENIX AMERICAN HOSPITALITY, LLC, a Delaware limited liability company

By:	/s/ W.L. “Perch” Nelson
Name:	W.L. “Perch” Nelson
Title:	Chief Executive Officer

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Termination of Management Agreement